As filed with the Securities and Exchange Commission on December 5, 2017

 Registration No. 333-193160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

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NCM Financial, Inc.

(Exact Name of Small Business Issuer in its Charter)

Texas	7372	20-4859853
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

  13155 Noel Road

Suite 900

Dallas, TX 75240

 (Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01	Completion of Acquisition or Disposition of Assets

NCM Financial, Inc. intends to sell the company. The directors of the company have determined the company should be sold either through technology based platform sales or the company is to be sold as a complete entity with the patent and domain assets. The sale is to pay off debt holders and distribute proceeds to shareholders and creditors. NCM Financial will accept cash and securities based offers to complete the sale of the company.

Item 1.02	Termination of a Material Definitive Agreement

Hayden IR Agreement

The Company entered into an agreement with Hayden IR for a period of thirty (36) months commencing on the date of the exchange listing for NCM Financial, Inc., the Consultant will reasonably be available during regular business hours to advise, counsel, and inform designated officers and employees of the Company about the various industries and businesses in which NCM Financial, Inc. is engaged, financial markets and exchanges, competitors, business acquisitions, and other aspects of or concerning the Company’s business about which Hayden IR has knowledge or expertise. The effective date of this agreement is October 1st, 2015 and the service term period is effective starting the date when NCM is approved and listed on an exchange.

Hayden IR shall render services to the Company as an independent contractor and not as an employee. All services rendered by Hayden IR on behalf of the Company shall be performed to the best of Hayden IR’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors. Contractual agreements for compensation, and services are provided in transactions with promoters.

On December 4th, 2017 NCM Financial, Inc. terminated this contract.

Karlin+Pimsler Media Creative Agreement

The company entered into an agreement Karlin+Pimsler to complete a DRTV campaign based on the following elements. The production timeline is approximately based on a ten week schedule solely dependent upon timely response times between NCM Financial, Inc. and Karlin+Pimsler. The deliverables to NCM Financial, Inc. are one sixty second commercial and one thirty second commercial. The thirty second commercial will be edited from the sixty second commercial.

The effective date of this agreement is October 15th, 2015 and the service term period is effective starting the date when NCM Financial is approved and listed on an exchange. This agreement shall remain in effect for a period commencing on the Effective Date and terminating upon completion of the deliverables. The royalties from subscription revenues will remain in perpetuity from the Effective Date of the exchange listing for NCM Financial, Inc. In the event that Karlin+Pimsler commits any material breach or violation of the provisions of a written agreement between Karlin+Pimsler and NCM Financial, Inc., then, the Company has the right to terminate its relationship with Karlin+Pimsler any time during the term. NCM Financial, Inc. warrants that it will provide its best efforts in complying with Karlin+Pimsler in the performance of its duties and obligations and to not unreasonably withhold information or access of NCM Financial’s executive management which could cause Karlin+Pimsler to not fulfill its duties.

On December 4th, 2017 NCM Financial, Inc. terminated this contract.

Checkmate Marketing Group Social Media Agreement

The company entered into an agreement with Checkmate Marketing Group to complete a social media campaign for NCM Financial, Inc. over the course of three years and will be paid in tranches to complete the social media campaign. The campaign will be broken into fifty sections with each milestone consisting of one hundred thousand followers at a time. This is the twitter feed (https://twitter.com/ncmfinancial) for the social media campaign.

The effective date of this agreement is October 15th, 2015 and the service term period is effective starting the date when NCM Financial, Inc. is approved and listed on an exchange. This agreement shall remain in effect for a period commencing on the Effective Date and terminating upon completion of milestone fifty with the social media campaign reaching 5,000,000 followers. The payment structure and milestones are based solely on performance. If technological changes occur, both parties may agree to an amendment for completion. Each party has the ability to terminate the agreement prior to completion if an amendment agreement is not reached. In the event that Checkmate Marketing Group commits any material breach or violation of the provisions of a written Agreement between Checkmate Marketing Group and NCM Financial, Inc., then the Company has the right to terminate its relationship with Checkmate Marketing Group any time during the Term. NCM Financial, Inc. warrants that it will provide its best efforts in complying with Checkmate Marketing Group in the performance of its duties and obligations and to not unreasonably withhold information or access of NCM Financial’s executive management which could cause Checkmate Marketing Group to not fulfill its duties under its obligations.

On December 4th, 2017 NCM Financial, Inc. terminated this contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCM FINANCIAL, INC.

	By:	/s/ Michael Noel
Dated: December 5, 2017		Michael Noel
Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer).